EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2003, except for the subsequent events in Note 16 as to which the date is April 1, 2003, relating to the consolidated financial statements of US SEARCH.com Inc., which appears on page F-28 of Post-Effective Amendment No. 1 to First Advantage Corporation’s registration statement on Form S-4 (No. 333-106680). We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

December 17, 2004